CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information in this Post-Effective Amendment No. 4 to the Registration Statement No. 333-103199 on Form N-6 of (1) our report dated February 4, 2003 relating to the financial statements of Separate Account FP of The Equitable Life Assurance Society of the United States for the year ended December 31, 2002, and (2) our report dated February 4, 2003 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 2002. We also consent to the reference to us under the heading "Financial statements of Separate Account FP and Equitable Life" in the Prospectus and "Custodian and Independent Accountants" in the Statement of Additional Information.




/s/ PricewaterhouseCoopers LLP
New York, New York
November 17, 2003